Exhibit 99.1
For Immediate Release

AMERICA’S CAR-MART REPORTS FIRST QUARTER EARNINGS OF $.35 PER SHARE
COMPANY REVISES GUIDANCE FOR FULL FISCAL YEAR

Bentonville, Arkansas (September 7, 2006) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the first fiscal quarter ended July 31, 2006.

Highlights of first quarter operating results:

o	Revenue growth of 6.9%
o	Sales increase of 5.1%
o	Interest income increase of 27.7%
o	Income and diluted EPS decrease of 15%
o	Same store revenue growth of 1.9%
o	Increase in Finance Receivables during the quarter of 3.4%

For the three months ended July 31, 2006, revenues increased 6.9% to $62.2 million compared with $58.2 million in the same period of the prior year. Income for the quarter decreased 15% to $4.2 million or $0.35 per diluted share, versus $4.9 million, or $0.41 per diluted share in the same period last year. The Company incurred noncash compensation expense of approximately $220,000 related to stock based compensation under FAS 123R, which was adopted by the Company effective May 1, 2006. Retail unit sales were flat, with 6,867 vehicles in the current quarter, compared to 6,885 in the same period last year. Same store revenue increased 1.9% during the quarter. Finance Receivables grew by $6.2 million during the quarter or 3.4%.

“July vehicle sales were down substantially from last year’s levels as a result of the difficulties affecting our customer base and the extreme heat experienced in our regions,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “We are adjusting the mix of our vehicles to draw more and better traffic to our dealerships, including not only more fuel efficient vehicles but also more SUV’s and pick-ups, which are now more affordable for our customers. Also, our recent initiatives on the purchasing side are having a positive effect on our ability to source quality inventory and, as a result, we have been able to increase our gross profit margins significantly, up from 43.2% in the preceding quarter to 44.4% in this quarter.”

“Our over-30-day accounts and credit losses are up over last year as our customers continue to struggle with high gas and utility costs,” stated Mr. Falgout. “We will continue to work patiently with our customers, as we know over the long term this is one of the ways that we have successfully built our strong, loyal customer base. At the same time, we have tightened our underwriting somewhat, the effect of which should be to reduce potential credit losses in the future.”

“During the quarter, we opened three new dealerships; Tuscaloosa, Alabama; Muscle Shoals, Alabama and Sedalia, Missouri,” said William H. (“Hank”) Henderson, President of America’s Car Mart. “In addition, we opened our 89th location in Cullman, Alabama in August, and our 90th location in Ponca City, Oklahoma opens in a few days. We also have three additional properties under contract for new dealership locations. Our new dealerships will be significant in terms of increasing our organic growth on top of our growth from existing locations.”

Fiscal 2007 Earnings Guidance

The Company currently expects diluted earnings per share to be in the $1.50 to $1.56 range for the year ended April 30, 2007. This is a downward revision from our previous guidance of $1.56 to $1.63 and is a reflection of the difficult economic issues currently affecting a large part of Car Mart’s customer base.

Conference Call

Management will be holding a conference call on Thursday, September 7, 2006 at 11:00 a.m. Eastern time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #5614140.

About America's Car-Mart

America’s Car-Mart operates 89 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues, earnings per share amounts and store openings. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management's view about future revenues, earnings and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

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Contacts:	T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423 Jeffrey A. Williams, CFO at (479) 464-9944 or J. Todd Atenhan, Investor Relations at (888) 917-5109

America's Car-Mart, Inc.
Coinsolidated Results of Operations
(Operating Statement Dollars in Thousands, except per share data)

			% Change	As a % of Sales
	Three Months Ended		2006	Three Months Ended
	July 31,		vs.	July 31,
	2006	2005	2005	2006	2005
Operating Data:
Retail units sold	6,867	6,885	(0.3)%
Average number of stores in operation	86.7	79.0	9.7%
Average retail units sold per store	79	87.2	(9.4)%
Average retail sales price	$7,913	$7,477	5.8%
Same store revenue growth	1.9%	10.3%

Period End Data:
Stores open	88	80	10.0%
Accounts over 30 days past due	5.6%	4.7%
Finance Receivables, gross	$191,487	$163,535	17.1%

Operating Statement:
Revenues:
Sales	$56,338	$53,596	5.1%	100.0%	100.0%
Interest income	5,853	4,583	27.7%	10.4	8.6
Total	62,191	58,179	6.9%	110.4	108.6

Costs and expenses:
Cost of sales	31,336	29,261	7.1%	55.6	54.6
Selling, general and administrative	10,470	9,331	12.2%	18.6	17.4
Provision for credit losses	12,655	11,201	13.0%	22.5	20.9
Interest expense	902	478	88.7%	1.6	0.9
Depreciation and amortization	232	148	56.8%	0.4	0.3
Total	55,595	50,419	10.3%	98.7	94.1

Income before taxes	6,596	7,760	(15.0)%	11.7	14.5

Provision for income taxes	2,441	2,873	(15.0)%	4.3	5.4

Net income	$4,155	$4,887	(15.0)%	7.38%	9.12%

Earnings per share:
Basic	$0.35	$0.41
Diluted	$0.35	$0.41

Weighted average number of shares outstanding:
Basic	11,850,796	11,845,236
Diluted	11,983,528	12,040,944

America's Car-Mart, Inc.
Coinsolidated Balance Sheet and Other Data

	July 31,		April 30,
	2006		2006

Cash and cash equivalents	$307,381		$254,824
Finance receivables, net	$154,298,159		$149,379,024
Total assets	$185,064,262		$177,613,203
Total Debt	$46,908,632		$43,588,443
Stockholders' equity	$123,346,736		$119,251,431
Shares outstanding	11,838,024		11,848,024

Finance receivables:
Principal balance	$191,486,927		$185,243,207
Allowance for credit losses	(37,188,768)		(35,864,183)

Finance receivables, net	$154,298,159		$149,379,024

Allowance as % of principal balance	19.42	% (a)	19.36	% (a)

(a) Represents the weighted average for Finance Receivables generated by the Company (at 19.2%) and purchased Finance Receivables.

Changes in allowance for credit losses:
	Three Months
	Ended July 31,
	2006	2005
Balance at beginning of period	$35,864,183	$29,251,244
Provision for credit losses	12,655,304	11,201,556
Charge-offs, net of collateral recovered	(11,566,263)	(9,053,672)
Allowance related to purchased accounts	235,544	-

Balance at end of year	$37,188,768	$31,399,128

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